EXHIBIT 99

CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	October 12, 2004

M&T BANK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended September 30, 2004.

     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2004 were $1.56, up 22% from $1.28 in the year-earlier period. On the same basis, net income in the recent quarter totaled $186 million, 19% higher than $156 million in the third quarter of 2003. GAAP-basis net income for 2004’s third quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.42% and 13.02%, respectively, improved from 1.24% and 11.37%, respectively, in the year-earlier quarter.

     The recent quarter’s results include the following three events. First, M&T reorganized certain of its subsidiaries which decreased M&T’s effective state income tax rate for the quarter. As a result, both M&T’s income tax expense during the third quarter of 2004 and M&T’s deferred tax liability at September 30, 2004 were reduced by $12 million. Nevertheless, M&T’s effective income tax rate in future periods is not expected to be significantly different from what it otherwise would have been had the subsidiary reorganization not occurred. Second, M&T Bank, a wholly owned subsidiary of M&T, made a tax-deductible $25 million cash contribution to The M&T Charitable Foundation, a tax-exempt private charitable foundation, which increased “other expense” by the amount of the contribution while reducing income tax expense by $10 million. Finally, a $3 million after-tax gain

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was realized on the sale of a venture capital investment that M&T had obtained in the acquisition of Allfirst Financial Inc. (“Allfirst”). Collectively, these three events were offsetting and did not have a material effect on M&T’s net income or earnings per share.

     M&T’s results for 2003’s third quarter reflect merger-related expenses incurred in connection with the April 1, 2003 acquisition of Allfirst. Such expenses totaled $12 million, after applicable tax effect, or $.10 per diluted share, and represented costs for professional services, travel, and other expenses associated with the acquisition and the related integration of data processing and other operating systems and functions. There were no similar expenses in the third quarter of 2004.

     For the first three quarters of 2004, GAAP-basis diluted earnings per share were $4.39, up 22% from $3.59 in the similar 2003 period. On the same basis, net income for the first nine months of 2004 totaled $530 million, 30% higher than the $407 million earned in the corresponding 2003 period. Merger-related expenses incurred during the nine-month period ended September 30, 2003 associated with the acquisition of Allfirst were $38 million, after applicable tax effect, or $.33 per diluted share. There were no merger-related expenses in the first nine months of 2004. GAAP-basis net income for the nine-month period ended September 30, 2004 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.39% and 12.44%, respectively, compared with 1.23% and 11.55%, respectively, in the year-earlier period.

     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from

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which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, totaled $11 million ($.09 per diluted share) in the recent quarter, compared with $14 million ($.11 per diluted share) in the year-earlier quarter. Similar amortization charges, after tax effect, for the nine months ended September 30, 2004 and 2003 were $36 million ($.30 per diluted share) and $35 million ($.31 per diluted share), respectively.

     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $1.65 in the third quarter of 2004, up 11% from $1.49 in the year-earlier quarter. Net operating income during the recent quarter was $198 million, 8% higher than $183 million in the corresponding 2003 quarter. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.60% and 29.42%, respectively, in the recent quarter, compared with 1.55% and 30.67% in the third quarter of 2003.

     Diluted net operating earnings per share for the nine-month period ended September 30, 2004 rose 11% to $4.69 from $4.23 in the similar period of 2003. For the first nine months of 2004, net operating income totaled $566 million, 18% higher than $479 million in the year-earlier period. Expressed as an annualized

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rate of return on average tangible assets and average tangible equity, net operating income for the first three quarters of 2004 was 1.58% and 28.45%, respectively, compared with 1.54% and 28.55% in the corresponding 2003 period.

     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Nine months ended
	September 30		September 30
	2004	2003	2004	2003
	(in thousands, except per share)
Diluted earnings per share	$1.56	1.28	4.39	3.59
Amortization of core deposit and other intangible assets(1)	.09	.11	.30	.31
Merger-related expenses(1)	—	.10	—	.33

Diluted net operating earnings per share	$1.65	1.49	4.69	4.23

Net income	$186,441	156,463	530,316	407,041
Amortization of core deposit and other intangible assets(1)	11,381	13,790	36,087	34,767
Merger-related expenses(1)	—	12,417	—	37,529

Net operating income	$197,822	182,670	566,403	479,337

(1)	After any related tax effect

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     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Nine months ended
	September 30		September 30
	2004	2003	2004	2003
	(in millions)
Average assets	$52,170	50,024	51,116	44,077
Goodwill	(2,904)	(2,904)	(2,904)	(2,305)
Core deposit and other intangible assets	(191)	(272)	(210)	(227)

Average tangible assets	$49,075	46,848	48,002	41,545

Average equity	$5,697	5,461	5,694	4,710
Goodwill	(2,904)	(2,904)	(2,904)	(2,305)
Core deposit and other intangible assets	(191)	(272)	(210)	(227)
Deferred taxes	73	78	80	67

Average tangible equity	$2,675	2,363	2,660	2,245

     Taxable-equivalent Net Interest Income. As a result of growth in average earning assets, taxable-equivalent net interest income increased to $444 million in the third quarter of 2004 from $435 million in the third quarter of 2003. Average earning assets totaled $45.9 billion in the recent quarter, compared with $42.9 billion in the year-earlier quarter. Largely offsetting the favorable impact of higher earning assets was a decline in M&T’s net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, to 3.85% in 2004’s third quarter from 4.02% in the corresponding period of 2003. Lower yields on loans and investment securities contributed significantly to that decline.

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     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $17 million in the recent quarter, down from $34 million in the third quarter of 2003. Net loan charge-offs during this year’s third quarter were $15 million, compared with $16 million in the year-earlier period. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .16% in 2004’s third quarter, compared with .17% in the corresponding 2003 period. Loans classified as nonperforming totaled $181 million, or .48% of total loans at the recent quarter-end, significantly lower than $285 million or .77% at September 30, 2003. The substantial decrease in nonperforming loans at September 30, 2004 as compared with a year earlier was largely the result of several large commercial loans that are no longer in M&T’s loan portfolio due to a combination of sales, payoffs or charge-offs. Loans past due 90 days or more and accruing interest totaled $140 million at the recent quarter-end, compared with $174 million a year earlier. Included in these loans at September 30, 2004 and 2003 were $112 million and $133 million, respectively, of loans guaranteed by government-related entities. Assets taken in foreclosure of defaulted loans were $16 million at September 30, 2004, compared with $20 million a year earlier.

     Allowance for Credit Losses. The allowance for credit losses totaled $626 million, or 1.65% of total loans, at September 30, 2004, compared with $621 million, or 1.67%, a year earlier. The ratio of M&T’s allowance for credit losses to nonperforming loans was 346% and 218% at September 30, 2004 and 2003, respectively.

     Noninterest Income and Expense. Noninterest income in the recent quarter totaled $245 million, up 6% from $232 million in the year-earlier quarter. Increases in deposit account service charges, trust income, letter of credit and other credit-related fees, and a $5 million pre-tax gain from the previously noted sale

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of a venture capital investment, were partially offset by a $7 million decline in mortgage banking revenues.

     Noninterest expense in the third quarter of 2004 totaled $407 million, up from $396 million in 2003’s third quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $19 million in 2004 and $23 million in 2003, and merger-related expenses of $19 million in 2003. There were no merger-related expenses in 2004. Exclusive of these nonoperating expenses, noninterest operating expenses were $388 million in the recent quarter, up from $355 million in the third quarter of 2003. The most significant contributor to the higher operating expenses in 2004’s third quarter was the $25 million charitable contribution noted earlier. Also contributing to the higher level of operating expenses was a $7 million increase to the valuation allowance for the impairment of capitalized mortgage servicing rights recorded during the recently completed quarter. The addition to the valuation allowance reflects the decrease in the value of capitalized mortgage servicing rights resulting from lower residential mortgage loan interest rates at September 30, 2004 as compared with a quarter earlier. A $12 million partial reversal of the valuation allowance for the impairment of capitalized mortgage servicing rights was recorded during the third quarter of 2003, largely the result of the higher interest rate environment that existed at the end of that quarter as compared with June 30, 2003. Capitalized residential mortgage servicing rights, net of impairment valuation allowance, are included in “other assets” in M&T’s consolidated balance sheet and totaled $131 million and $106 million at September 30, 2004 and 2003, respectively.

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     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from sales of bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 56.4% in the third quarter of 2004, compared with 53.2% in the year-earlier period. If the $25 million charitable contribution and the $5 million venture capital gain were excluded from the computation, M&T’s efficiency ratio during 2004’s third quarter would have been 53.1%.

     In discussing M&T’s third quarter results, Michael P. Pinto, Executive Vice President and Chief Financial Officer, noted, “M&T’s performance in the recent quarter was strong and generally in line with our expectations. Overall credit quality indicators, including the levels of net charge-offs and nonperforming loans, were favorable and the loan portfolio grew during the quarter at a steady pace. While mortgage banking revenues were below 2003’s third quarter, credit-related fees and other revenues more than offset that decline.” Mr. Pinto commented on M&T’s outlook for the remainder of 2004 by stating, “At this time and, as always, subject to the impact of future economic and political conditions, we expect that M&T’s full-year GAAP–basis diluted earnings per share for 2004 will be consistent with our previously announced estimate.”

     Balance Sheet. M&T had total assets of $52.9 billion at September 30, 2004, up from $50.3 billion at September 30, 2003. Loans and leases, net of unearned discount, aggregated $38.0 billion at September 30, 2004, compared with $37.2 billion a year earlier. Deposits totaled $35.0 billion at the recent quarter-end, up from $32.4 billion at September 30, 2003. Total stockholders’ equity was $5.7 billion at September 30, 2004,

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representing 10.80% of total assets, compared with $5.6 billion or 11.09% a year earlier. Common stockholders’ equity per share was $49.11 and $46.49 at September 30, 2004 and 2003, respectively. Tangible equity per common share was $23.17 at September 30, 2004, compared with $20.71 at September 30, 2003. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.0 billion and $3.1 billion at September 30, 2004 and 2003, respectively.

     In February 2004, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. During the recent quarter, 1,435,800 shares of common stock were repurchased by M&T pursuant to such plan at an average cost per share of $94.20. During the first nine months of 2004, M&T had repurchased 5,052,600 shares of its common stock at an average cost of $90.77 per share, including 1,367,900 shares repurchased under a November 2001 authorization that was completed during 2004’s initial quarter.

     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss third quarter financial results at 9:00 a.m. Eastern Daylight Saving Time today, October 12, 2004. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will also be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until October 13, 2004 by calling 877-519- 4471, code 5255381 and 973-341-3080 for international participants. The event will be transcribed and available by noon today on M&T’s website at http://ir.mandtbank.com/conference.cfm.

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     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock options to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

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     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.

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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Nine months ended
	September 30			September 30
Amounts in thousands, except per share	2004	2003	Change	2004	2003	Change
Performance
Net income	$186,441	156,463	19%	$530,316	407,041	30%

Per common share:
Basic earnings	$1.59	1.31	21%	$4.48	3.68	22%
Diluted earnings	1.56	1.28	22	4.39	3.59	22
Cash dividends	$.40	.30	33	$1.20	.90	33

Common shares outstanding:
Average — diluted (1)	119,665	122,593	-2%	120,874	113,441	7%
Period end (2)	116,274	119,857	-3	116,274	119,857	-3

Return on (annualized):
Average total assets	1.42%	1.24%		1.39%	1.23%
Average common stockholders’ equity	13.02%	11.37%		12.44%	11.55%

Taxable-equivalent net interest income	$443,827	434,780	2%	$1,305,645	1,189,568	10%

Yield on average earning assets	5.10%	5.26%		5.08%	5.52%
Cost of interest-bearing liabilities	1.53%	1.51%		1.45%	1.66%
Net interest spread	3.57%	3.75%		3.63%	3.86%
Contribution of interest-free funds	.28%	.27%		.27%	.27%
Net interest margin	3.85%	4.02%		3.90%	4.13%

Net charge-offs to average total net loans (annualized)	.16%	.17%		.20%	.26%

Net operating results (3)
Net operating income	$197,822	182,670	8%	$566,403	479,337	18%
Diluted net operating earnings per common share	1.65	1.49	11	4.69	4.23	11
Return on (annualized):
Average tangible assets	1.60%	1.55%		1.58%	1.54%
Average tangible common equity	29.42%	30.67%		28.45%	28.55%
Efficiency ratio	56.38%	53.22%		54.52%	53.47%

	At September 30
Loan quality	2004	2003	Change
Nonaccrual loans	$171,807	278,300	-38%
Renegotiated loans	9,051	6,888	31

Total nonperforming loans	$180,858	285,188	-37%

Accruing loans past due 90 days or more	$139,541	174,224	-20%
Nonperforming loans to total net loans	.48%	.77%
Allowance for credit losses to total net loans	1.65%	1.67%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes merger-related expenses and amortization and balances related to goodwill and core deposit and other intangible assets which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 4.

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M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Nine months ended
	September 30			September 30
Dollars in thousands	2004	2003	Change	2004	2003	Change
Interest income	$583,052	564,137	3%	$1,689,785	1,576,092	7%
Interest expense	143,771	133,539	8	397,405	398,637	—

Net interest income	439,281	430,598	2	1,292,380	1,177,455	10
Provision for credit losses	17,000	34,000	-50	67,000	103,000	-35

Net interest income after provision for credit losses	422,281	396,598	6	1,225,380	1,074,455	14
Other income
Mortgage banking revenues	32,064	38,782	-17	90,456	117,161	-23
Service charges on deposit accounts	93,849	90,927	3	273,278	220,158	24
Trust income	33,713	32,314	4	101,875	80,153	27
Brokerage services income	13,360	13,320	—	40,458	37,729	7
Trading account and foreign exchange gains	3,325	4,666	-29	12,292	10,996	12
Gain on sales of bank investment securities	—	58	—	2,512	541	—
Other revenues from operations	68,614	51,527	33	184,539	130,600	41

Total other income	244,925	231,594	6	705,410	597,338	18
Other expense
Salaries and employee benefits	205,003	214,118	-4	608,400	543,673	12
Equipment and net occupancy	42,686	48,450	-12	134,869	123,497	9
Printing, postage and supplies	8,103	9,092	-11	26,489	27,031	-2
Amortization of core deposit and other intangible assets	18,619	22,538	-17	59,017	56,807	4
Other costs of operations	132,511	102,202	30	325,321	318,817	2

Total other expense	406,922	396,400	3	1,154,096	1,069,825	8
Income before income taxes	260,284	231,792	12	776,694	601,968	29
Applicable income taxes	73,843	75,329	-2	246,378	194,927	26

Net income	$186,441	156,463	19%	$530,316	407,041	30%

Summary of merger-related expenses included above:
Salaries and employee benefits	$—	4,278		$—	8,116
Equipment and net occupancy	—	758		—	1,654
Printing, postage and supplies	—	614		—	2,975
Other costs of operations	—	13,601		—	45,109

Total merger-related expenses	$—	19,251		$—	57,854

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	September 30
Dollars in thousands	2004	2003	Change
ASSETS
Cash and due from banks	$1,754,040	2,242,825	-22%
Money-market assets	173,235	306,560	-43
Investment securities	8,437,288	5,957,406	42
Loans and leases, net of unearned discount	37,950,316	37,159,579	2
Less: allowance for credit losses	626,344	621,417	1

Net loans and leases	37,323,972	36,538,162	2
Goodwill	2,904,081	2,904,081	—
Core deposit and other intangible assets	181,814	261,548	-30
Other assets	2,112,470	2,048,257	3

Total assets	$52,886,900	50,258,839	5%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$8,416,476	8,120,990	4%
Other deposits at U.S. offices	22,774,156	21,963,294	4
Deposits at foreign office	3,785,067	2,330,071	62

Total deposits	34,975,699	32,414,355	8
Short-term borrowings	5,650,533	4,903,249	15
Accrued interest and other liabilities	834,860	1,169,951	-29
Long-term borrowings	5,715,508	6,199,392	-8

Total liabilities	47,176,600	44,686,947	6
Stockholders’ equity (1)	5,710,300	5,571,892	2

Total liabilities and stockholders’ equity	$52,886,900	50,258,839	5%

(1)	Reflects accumulated other comprehensive income, net of applicable income tax effect, of $85 thousand at September 30, 2004 and $40.6 million at September 30, 2003.

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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Nine months ended
	September 30					September 30
Dollars in millions	2004		2003		Change in	2004		2003		Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Money-market assets	$68	.72%	95	1.25%	-28%	$76	.82%	255	1.27%	-70%
Investment securities	8,195	4.16	5,837	4.23	40	7,886	4.14	5,051	4.57	56
Loans and leases, net of unearned discount Commercial, financial, etc.	9,648	4.29	9,514	4.06	1	9,405	4.22	8,295	4.28	13
Real estate — commercial	13,669	5.77	12,165	5.95	12	13,053	5.69	11,313	6.19	15
Real estate — consumer	2,980	5.95	4,303	5.99	-31	3,093	5.93	3,783	6.18	-18
Consumer	11,314	5.50	10,971	5.90	3	11,238	5.54	9,775	6.11	15

Total loans and leases, net	37,611	5.31	36,953	5.43	2	36,789	5.30	33,166	5.70	11

Total earning assets	45,874	5.10	42,885	5.26	7	44,751	5.08	38,472	5.52	16
Goodwill	2,904		2,904		—	2,904		2,305		26
Core deposit and other intangible assets	191		272		-30	210		227		-8
Other assets	3,201		3,963		-19	3,251		3,073		6

Total assets	$52,170		50,024		4%	$51,116		44,077		16%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$349	.28	1,227	.34	-72%	$609	.33	975	.36	-37%
Savings deposits	15,432	.57	14,320	.70	8	15,286	.59	12,808	.80	19
Time deposits	7,265	2.20	6,739	2.33	8	6,901	2.18	6,704	2.44	3
Deposits at foreign office	3,334	1.42	1,340	.95	149	3,000	1.15	1,130	1.09	165

Total interest-bearing deposits	26,380	1.12	23,626	1.16	12	25,796	1.07	21,617	1.30	19

Short-term borrowings	5,281	1.46	4,870	1.03	8	5,065	1.17	4,388	1.17	15
Long-term borrowings	5,789	3.44	6,595	3.12	-12	5,741	3.39	6,050	3.30	-5

Total interest-bearing liabilities	37,450	1.53	35,091	1.51	7	36,602	1.45	32,055	1.66	14
Noninterest-bearing deposits	8,189		8,328		-2	7,917		6,496		22
Other liabilities	834		1,144		-27	903		816		11

Total liabilities	46,473		44,563		4	45,422		39,367		15
Stockholders’ equity	5,697		5,461		4	5,694		4,710		21

Total liabilities and stockholders’ equity	$52,170		50,024		4%	$51,116		44,077		16%

Net interest spread		3.57		3.75			3.63		3.86
Contribution of interest-free funds		.28		.27			.27		.27
Net interest margin		3.85%		4.02%			3.90%		4.13%

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